Contacts:	Paul W. Taylor	Christopher G. Treece
	President and Chief Executive Officer	E.V.P., Chief Financial Officer and Secretary
	Guaranty Bancorp	Guaranty Bancorp
	1331 Seventeenth Street, Suite 200	1331 Seventeenth Street, Suite 200
	Denver, CO 80202	Denver, CO 80202
	(303) 293-5563	(303) 675-1194

FOR IMMEDIATE RELEASE:

Guaranty Bancorp Announces 2015 Third Quarter Financial Results

•	Expanded quarterly net income by 28.5% as compared to the third quarter 2014
•	Increased quarterly return on average assets to 1.05% as compared to 0.91% in the third quarter 2014
•	Grew loans by 16.5%, as compared to September 30, 2014
•	Increased core deposits by 9.0%, as compared to September 30, 2014
•	Improved the efficiency ratio to 58.8% during the quarter as compared to 63.7% in the third quarter 2014

DENVER, October  14, 2015 - Guaranty Bancorp (Nasdaq: GBNK) (“we”, “our” or “the Company”), a community bank holding company based in Colorado, today announced third quarter 2015 net income of $6.0 million or $0.28 per basic and diluted common share, an increase of $1.3 million or $0.06 per basic and diluted common share as compared to the third quarter 2014. For the nine months ended September 30, 2015, net income was $16.6 million or $0.79 per basic common share and $0.78 per diluted common share, an increase of $4.3 million or $0.20 per basic and diluted common share as compared to the same period in 2014.

“Our consistently strong operating metrics were recognized for the second consecutive year by Sandler O’Neill in their Bank & Thrift Sm-All  Star list,” said Paul W. Taylor, President and CEO. “We are proud to be named one of the top 34 performing small-cap banks and thrifts in the United States and we were the only Colorado bank to receive this recognition. Our quarterly net income growth of 28.5%, as compared to the same quarter in 2014, resulted in a 14 basis point improvement in quarterly return on average assets to 1.05%. This improved profitability was the result of diligent execution of our business strategy.  The sustained core deposit growth of 9.0% and strong loan growth of 16.5% for the twelve months ended September 30, 2015 reflects the confidence businesses have in the Colorado economy and the solid relationships we continue to develop.”

The Company’s net income increased $1.3 million for the third quarter 2015 as compared to the same quarter in the prior year, due to a $1.3 million improvement in interest income, a $0.3 million decrease in interest expense and a $0.3 million decrease in noninterest expense. These improvements were partially offset by an increase in income taxes. The $1.3 million increase in interest income was primarily due to a $240.2 million increase in average loans for the quarter ended September 30, 2015 as compared to the same quarter in 2014. The $0.3 million decrease in interest expense during the third quarter 2015, as compared to the same quarter in 2014, was primarily driven by the prepayment of $90.0 million of Federal Home Loan Bank (FHLB) term advances during the fourth quarter 2014. The $0.3 million decrease in noninterest expense was mostly due to a decrease in other real estate owned (OREO) expenses and a decrease in intangible asset amortization expense.

For the nine months ended September 30, 2015, net income increased 34.7% or $4.3 million, as compared to the same period in 2014, due to a $4.7 million increase in interest income, a $1.3 million decrease in interest expense, and a $1.1 million increase in noninterest income. These improvements were partially offset by a $0.4 million increase in noninterest expense and a $2.3 million increase in income taxes due to higher pretax income. The $4.7 million increase in interest income was the result of a $219.2 million increase in average loans for the nine months ended September 30, 2015 as compared to the same period in 2014. The $1.3 million decrease in interest expense was primarily related to the prepayment of $90.0 million of FHLB term advances, as discussed above. The $1.1 million increase in noninterest income was mostly due to a $0.8 million increase in investment management and trust income, a $0.4 million increase in bank owned life insurance (BOLI) income and a  $0.3 million increase in gains on sales of SBA loans during the nine months ended September 30, 2015 as compared to the same period in 2014. The $0.4 million increase in noninterest expense was mostly due to increases in salary and benefit expense related to the creation of new positions within the Company during the nine months ended September 30, 2015 as compared to the same period in 2014.

Key Financial Measures

Income Statement

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2015	2015	2014	2015	2014

	(Dollars in thousands, except per share amounts)
Net income	$6,002	$5,477	$4,671	$16,563	$12,297
Earnings per common share - basic	$0.28	$0.26	$0.22	$0.79	$0.59
Return on average assets	1.05%	1.00%	0.91%	1.01%	0.83%
Return on average equity	10.99%	10.29%	9.09%	10.37%	8.27%
Net interest margin	3.59%	3.67%	3.67%	3.70%	3.67%
Efficiency ratio (1)	58.75%	59.77%	63.68%	60.42%	66.06%
________________

(1) The “efficiency ratio” equals noninterest expense adjusted to exclude amortization of intangible assets, prepayment penalties on long-term debt and impairment of long-lived assets divided by the sum of tax equivalent net interest income and tax equivalent noninterest income. To calculate tax equivalent net interest income and noninterest income, the interest earned on tax exempt loans and investment securities and the income earned on bank-owned life insurance has been adjusted to reflect the amount that would have been earned had these investments been subject to normal income taxation.

Balance Sheet

	September 30,	December 31,	Percent	September 30,	Percent
	2015	2014	Change	2014	Change
	(Dollars in thousands, except per share amounts)
Total investments	$433,299	$449,482	(3.6)%	$456,118	(5.0)%
Total loans, net of deferred costs and fees	1,726,151	1,541,434	12.0%	1,482,268	16.5%
Allowance for loan losses	(22,890)	(22,490)	1.8%	(22,350)	2.4%
Total assets	2,285,630	2,124,778	7.6%	2,077,939	10.0%
Total deposits	1,847,329	1,685,324	9.6%	1,662,598	11.1%
Book value per common share	10.07	9.57	5.2%	9.46	6.4%
Tangible book value per common share	9.81	9.24	6.2%	9.10	7.8%
Equity ratio - GAAP	9.57%	9.74%	(1.7)%	9.88%	(3.1)%
Tangible common equity ratio	9.35%	9.43%	(0.8)%	9.54%	(2.0)%
Total risk-based capital ratio	13.39%	13.85%	(3.3)%	14.25%	(6.0)%
Assets under management and administration	$686,662	$683,138	0.5%	$675,431	1.7%

Net Interest Income and Margin

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2015	2015	2014	2015	2014

	(Dollars in thousands)
Net interest income	$19,406	$18,940	$17,809	$57,123	$51,133
Average earning assets	2,141,807	2,069,468	1,927,474	2,064,587	1,862,369
Interest rate spread	3.45%	3.54%	3.47%	3.56%	3.47%
Net interest margin	3.59%	3.67%	3.67%	3.70%	3.67%
Net interest margin, fully tax equivalent	3.67%	3.75%	3.75%	3.78%	3.76%
Average cost of interest-bearing liabilities
(including noninterest-bearing deposits)	0.28%	0.25%	0.37%	0.26%	0.38%
Average cost of deposits
(including noninterest-bearing deposits)	0.19%	0.18%	0.16%	0.18%	0.15%

During the third quarter 2015, net interest income increased $1.6 million, as compared to the same quarter in the prior year, due to a $1.3 million increase in interest income and a $0.3 million decrease in interest expense. Interest income increased mostly due to a 16.4% increase in average loan balances. Interest expense decreased primarily due to the prepayment of $90 million in FHLB term advances in the fourth quarter 2014.

Net interest income increased $0.5 million, as compared to the second quarter 2015, due to a $0.7 million increase in interest income, partially offset by a $0.2 million increase in interest expense. The increase in interest income during the third quarter 2015, as compared to the second quarter 2015, was due to an $84.8 million increase in average loan balances, partially offset by lower loan yields. The increase in interest expense during the third quarter 2015, as compared to the second quarter 2015, was due to an $84.8 million increase in average interest-bearing deposits required to fund loan growth. During the third quarter 2015, the net interest margin decreased eight basis points, as compared to the second quarter 2015, mostly due to a decline in loan yield.

For the nine months ended September 30, 2015, net interest income increased $6.0 million, as compared to the same period in 2014, due to a $4.7 million increase in interest income and a $1.3 million decrease in interest expense. The year-to-date increase in interest income was driven by a $219.2 million increase in average loans, compared to the same period in 2014. The decline in interest expense during the first nine months of 2015, as compared to the same period in 2014, was primarily due to the prepayment of $90.0 million of FHLB term advances in the fourth quarter 2014. During the nine months ended September 30, 2015, the net interest margin increased three basis points to 3.70% as compared to 3.67% for the same period in 2014. The increase in the net interest margin was mostly due to the decrease in the cost of average interest-bearing liabilities due to the prepayment of FHLB term advances, as discussed above.

Noninterest Income

The following table presents noninterest income as of the dates indicated:

	Three Months Ended			Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014

	(In thousands)
Noninterest income:
Deposit service and other fees	$2,309	$2,338	$2,290	$6,682	$6,708
Investment management and trust	1,292	1,338	1,279	3,964	3,149
Increase in cash surrender value of
life insurance	447	461	291	1,316	877
Gain on sale of securities	-	-	3	-	28
Gain on sale of SBA loans	232	169	186	681	351
Other	119	98	289	275	720
Total noninterest income	$4,399	$4,404	$4,338	$12,918	$11,833

Third quarter 2015 noninterest income was consistent with second quarter 2015 noninterest income of $4.4 million and increased $0.1 million as compared to $4.3 million in the third quarter 2014.

For the nine months ended September 30, 2015, noninterest income increased $1.1 million to $12.9 million as compared to $11.8 million for the same period in 2014. The increase in noninterest income was due to a $0.8 million increase in investment management and trust income, a $0.4 million increase in BOLI income and a $0.3 million increase in gains on sale of SBA loans. The increase in BOLI income was due to the purchase of an additional BOLI subsequent to September 30, 2014. The increases in noninterest income were partially offset by decreases in other noninterest income related to customer interest rate swap income for the nine months ended September 30, 2015 as compared to the same period in the prior year.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated:

	Three Months Ended			Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014

	(In thousands)
Noninterest expense:
Salaries and employee benefits	$8,318	$7,999	$8,135	$24,921	$24,332
Occupancy expense	1,487	1,630	1,583	4,814	4,764
Furniture and equipment	740	736	693	2,206	2,061
Amortization of intangible assets	495	496	670	1,486	1,852
Other real estate owned, net	(31)	54	147	64	225
Insurance and assessment	604	626	594	1,795	1,779
Professional fees	838	853	890	2,520	2,593
Impairment of long-lived assets	-	122	-	122	110
Other general and administrative	2,415	2,440	2,447	7,164	6,996
Total noninterest expense	$14,866	$14,956	$15,159	$45,092	$44,712

Noninterest expense decreased $0.1 million to $14.9 million, as compared to $15.0 million in the second quarter 2015, and decreased $0.3 million as compared to the same quarter in 2014. The Company’s tax equivalent efficiency ratio improved 102 basis points to 58.75% for the quarter ended September 30, 2015, as compared to 59.77% for the quarter ended June 30, 2015, and improved 493 basis points as compared to 63.68% for the quarter ended September 30, 2014.

For the nine months ended September 30, 2015, noninterest expense was $45.1 million as compared to $44.7 million for the same period in 2014. The increase in noninterest expense for the first nine months of 2015, as compared to the same period in 2014, was primarily due to a $0.6 million increase in salaries and employee benefits mostly due to the creation of new positions within our wealth management, healthcare lending, equipment finance lending and compliance groups.

Balance Sheet

	September 30,	December 31,	Percent	September 30,	Percent
	2015	2014	Change	2014	Change
	(Dollars in thousands)
Total assets	$2,285,630	$2,124,778	7.6%	$2,077,939	10.0%
Average assets, quarter-to-date	2,268,603	2,067,371	9.7%	2,043,756	11.0%
Total loans, net of deferred costs and fees	1,726,151	1,541,434	12.0%	1,482,268	16.5%
Total deposits	1,847,329	1,685,324	9.6%	1,662,598	11.1%

Equity ratio - GAAP	9.57%	9.74%	(1.7)%	9.88%	(3.1)%
Tangible common equity ratio	9.35%	9.43%	(0.8)%	9.54%	(2.0)%

At September 30, 2015, the Company had total assets of $2.3 billion, reflecting a $160.9 million increase as compared to December 31, 2014 and a $207.7 million increase as compared to September 30, 2014. The increase in total assets during the nine months ended September 30, 2015 was mostly due to a $184.7 million increase in net loans. The growth in net loans for the first nine months of 2015 was funded by $162.0 million in deposit growth and a $16.2 million decline in investments. The increase in total assets, as compared to September 30, 2014, was due to a $243.9 million increase in net loans and a $16.4 million increase in BOLI, funded by a $184.7 million increase in deposits, a $22.9 million decrease in cash and a $22.8 million decrease in investments.

The following table sets forth the amount of loans outstanding at the dates indicated:

	September 30,	June 30,	December 31,	September 30,
	2015	2015	2014	2014
	(In thousands)
Loans held for sale	$8	$423	$-	$-
Commercial and residential real estate	1,196,209	1,146,508	1,049,315	1,001,174
Construction	92,473	85,516	66,634	89,787
Commercial	336,414	333,860	324,057	286,545
Agricultural	10,991	12,380	10,625	11,986
Consumer	63,517	61,870	60,155	60,492
SBA	25,911	26,975	30,025	32,107
Other	510	1,299	1,002	773
Total gross loans	1,726,033	1,668,831	1,541,813	1,482,864
Deferred costs and fees	118	(173)	(379)	(596)
Loans, net of deferred costs and fees	$1,726,151	$1,668,658	$1,541,434	$1,482,268

The following table presents the changes in our loan balances at the dates indicated:

	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014
	(In thousands)
Beginning balance	$1,668,658	$1,555,154	$1,541,434	$1,482,268	$1,438,089
New credit extended	149,502	169,687	95,738	106,718	93,215
Net existing credit advanced	60,784	83,792	57,900	71,815	78,829
Net pay-downs and maturities	(152,279)	(138,770)	(141,983)	(119,854)	(127,633)
Charge-offs and other	(514)	(1,205)	2,065	487	(232)
Loans, net of deferred costs and fees	$1,726,151	$1,668,658	$1,555,154	$1,541,434	$1,482,268

Net change - loans outstanding	$57,493	$113,504	$13,720	$59,166	$44,179

During the third quarter 2015, loans net of deferred costs and fees increased $57.5 million which was comprised of a $49.7 million increase in commercial and residential real estate loans, a $7.0 million increase in construction loans and a $2.6 million increase in commercial loans. Third quarter 2015 net loan growth consisted of $210.3 million in new loans and net existing credit advanced, partially offset by $152.3 million in net loan pay-downs and maturities. In addition to contractual loan principal payments and maturities, the third quarter 2015 included $23.5 million in pay-downs related to revolving line of credit fluctuations, $21.2 million in early payoffs related to the sale of the borrower’s assets, $19.0 million in pay-offs due to our strategic decision to not match certain financing terms offered by competitors, and $9.3 million in pay-downs of energy-related loans.

During the third quarter 2015, we continued to proactively reduce our direct exposure to the energy industry, realizing reductions of 26.5% or $16.6 million in commitments and 29.2% or $9.3 million in outstanding loan balances. As compared to December 31, 2014, our direct exposure to the energy industry has declined by 46.0% or $39.2 million in commitments and by 44.1% or $24.2 million in outstanding loan balances. Our current energy portfolio consists of eight relationships totaling $22.5 million in outstanding loan balances, which is less than 2.0% of our total loan portfolio. At September 30, 2015, the energy portfolio was comprised primarily of exploration and production loans, with relatively equal exposure to oil and natural gas.

For the twelve months ended September 30, 2015, loans net of deferred costs and fees increased by $243.9 million, or 16.5%. Net loan growth was comprised of a $195.0 million increase in commercial and residential real estate loans and a $49.9 million increase in commercial loans. The growth in loans was the result of development of new customer relationships and growth in existing customer relationships. The utilization rate on commercial lines of credit was 39.7% at September 30, 2015 as compared to 41.0% at both December 31, 2014 and September 30, 2014.

At  September 30, 2015, 1-4 family residential real estate loans grew $44.8 million to $302.9 million, as compared to $258.1 million at September 30, 2014, mostly due to growth in jumbo mortgage loans.

The following table sets forth the amounts of deposits outstanding at the dates indicated:

	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2014	2014	2014
	(In thousands)
Noninterest-bearing demand	$683,797	$622,364	$659,765	$654,051	$617,704
Interest-bearing demand and NOW	405,092	379,495	356,573	326,748	365,538
Money market	369,023	362,798	370,705	374,063	357,368
Savings	144,602	139,305	141,948	138,588	128,931
Time	244,815	238,037	192,890	191,874	193,057
Total deposits	$1,847,329	$1,741,999	$1,721,881	$1,685,324	$1,662,598

At September 30, 2015, non-maturing deposits were $1.6 billion, an increase of $109.1 million as compared to the fourth quarter 2014, and an increase of  $133.0 million, or 9.0%, as compared to the third quarter 2014. At September 30, 2015, noninterest-bearing deposits as a percentage of total deposits were 37.0%, as compared to 38.8% at December 31, 2014 and 37.2% at September 30, 2014.

At September 30, 2015, securities sold under agreements to repurchase were $30.2 million, a decrease of $3.4 million as compared to December 31, 2014, and an increase of $6.5 million as compared to September 30, 2014.

Total FHLB borrowings were $151.3 million at September 30, 2015 consisting of $56.3 million of overnight advances on our line of credit and $95.0 million in term advances. At December 31, 2014, total FHLB borrowings consisted of $140.3 million in overnight advances and $20.0 million in term advances.

Regulatory Capital Ratios

The following table provides the capital ratios of the Company and our subsidiary bank, Guaranty Bank and Trust Company (“Bank”) as of the dates presented, along with the applicable regulatory capital requirements:

	Ratio at September 30, 2015	Ratio at December 31, 2014	Minimum Capital Requirement at September 30, 2015	Minimum Requirement for "Well-Capitalized" Institution at September 30, 2015
Common Equity Tier 1 Risk-Based Capital Ratio
Consolidated	11.05%	N/A	4.50%	N/A
Guaranty Bank and Trust Company	11.94%	N/A	4.50%	6.50%

Tier 1 Risk-Based Capital Ratio
Consolidated	12.23%	12.60%	6.00%	N/A
Guaranty Bank and Trust Company	11.94%	12.33%	6.00%	8.00%

Total Risk-Based Capital Ratio
Consolidated	13.39%	13.85%	8.00%	N/A
Guaranty Bank and Trust Company	13.10%	13.58%	8.00%	10.00%

Leverage Ratio
Consolidated	10.75%	11.10%	4.00%	N/A
Guaranty Bank and Trust Company	10.50%	10.86%	4.00%	5.00%

At September 30, 2015, all our regulatory capital ratios remain well above minimum requirements for a “well-capitalized” institution. Our ratios decreased as compared to our ratios at December 31, 2014 primarily due to an increase in risk-weighted assets during the period, driven by loan growth during the first nine months of 2015 as well as new risk-weighting requirements under the final rule on Enhanced Regulatory Capital Standards, commonly referred to as Basel III, which became effective in the first quarter of 2015.

Asset Quality

The following table presents select asset quality data as of the dates indicated:

	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014
	(Dollars in thousands)
Nonaccrual loans and leases	$14,512	$13,192	$13,266	$12,617	$13,237
Accruing loans past due 90 days or more (1)	-	-	-	-	-

Total nonperforming loans (NPLs)	$14,512	$13,192	$13,266	$12,617	$13,237
Other real estate owned and foreclosed assets	1,371	1,503	2,175	2,175	3,526

Total nonperforming assets (NPAs)	$15,883	$14,695	$15,441	$14,792	$16,763

Total classified assets	$31,208	$31,762	$28,637	$27,271	$32,578

Accruing loans past due 30-89 days (1)	$3,461	$1,487	$8,368	$1,381	$458

Charged-off loans	$(75)	$(48)	$(49)	$(73)	$(80)
Recoveries	101	285	82	214	278
Net recoveries	$26	$237	$33	$141	$198

Provision (credit) for loan losses	$14	$113	$(23)	$(1)	$(3)

Allowance for loan losses	$22,890	$22,850	$22,500	$22,490	$22,350

Selected ratios:
NPLs to loans, net of deferred costs and fees (2)	0.84%	0.79%	0.85%	0.82%	0.89%
NPAs to total assets	0.69%	0.65%	0.72%	0.70%	0.81%
Allowance for loan losses to NPLs	157.73%	173.21%	169.61%	178.25%	168.84%
Allowance for loan losses to loans, net of
deferred costs and fees (2)	1.33%	1.37%	1.45%	1.46%	1.51%
Loans 30-89 days past due to loans, net of
deferred costs and fees (2)	0.20%	0.09%	0.54%	0.09%	0.03%
Texas ratio (3)	6.09%	5.80%	6.07%	6.01%	6.89%
Classified asset ratio (4)	13.51%	13.87%	11.26%	11.08%	13.39%

______________________________________

(1)Past due loans include both loans that are past due with respect to payments and loans that are past due because the loan has matured, and is in the process of renewal, but continues to be current with respect to payments.

(2)Loans, net of deferred costs and fees, exclude loans held for sale.

(3)Texas ratio is defined as total NPAs divided by subsidiary bank only Tier 1 Capital plus allowance for loan losses.

(4)Classified asset ratio is defined as total classified assets to subsidiary bank only Tier 1 Capital plus allowance for loan losses.

The following tables summarize past due loans held for investment by class as of the dates indicated:

September 30, 2015	30-89 Days Past Due	90 Days + Past Due and Still Accruing	Nonaccrual	Total Nonaccrual and Past Due	Total Loans, Held for Investment
	(In thousands)
Commercial and residential
real estate	$1,094	$-	$12,005	$13,099	$1,196,291
Construction	-	-	986	986	92,479
Commercial	1,987	-	914	2,901	336,437
Consumer	149	-	471	620	63,521
Other	231	-	136	367	37,415
Total	$3,461	$-	$14,512	$17,973	$1,726,143

December 31, 2014	30-89 Days Past Due	90 Days + Past Due and Still Accruing	Nonaccrual	Total Nonaccrual and Past Due	Total Loans, Held for Investment
	(In thousands)
Commercial and residential
real estate	$92	$-	$11,872	$11,964	$1,049,057
Construction	-	-	-	-	66,618
Commercial	1,080	-	18	1,098	323,977
Consumer	66	-	559	625	60,140
Other	143	-	168	311	41,642
Total	$1,381	$-	$12,617	$13,998	$1,541,434

During the third quarter 2015, nonperforming assets increased by $1.2 million from June 30, 2015 and decreased $0.9 million from September 30, 2014. The increase in nonperforming assets during the third quarter 2015 as compared to the second quarter 2015 was primarily the result of the downgrade of two loans to nonaccrual. Nonperforming loans at September 30, 2015 include one out-of-state loan participation with a balance of $9.5 million.

At September 30, 2015, classified assets represent 13.5% of bank-level Tier 1 risk-based capital plus allowance for loan losses as compared to 13.9% at June 30, 2015 and 13.4% at September 30, 2014.

Net recoveries in the third quarter 2015 were less than $0.1 million as compared to net recoveries of $0.2 million in the second quarter 2015 and net recoveries of $0.2 million in the third quarter 2014. During the quarter ended September 30, 2015, the Bank recorded an immaterial provision for loan losses as compared to a $0.1 million provision recorded in the second quarter 2015 and the immaterial credit provision for loan losses recorded in the third quarter 2014. The Bank considered recoveries, historical charge-offs, level of nonperforming loans, loan growth and other factors when determining the adequacy of the allowance for loan losses and the resulting amount of loan loss provision to be recognized during the quarter.

Shares Outstanding

As of September 30, 2015, the Company had 21,728,202 shares of common stock outstanding, consisting of 20,709,202 shares of voting common stock, of which 651,275 shares were in the form of unvested stock awards, and 1,019,000 shares of non-voting common stock.

Non-GAAP Financial Measures

The Company discloses certain non-GAAP financial measures related to tangible assets, including tangible book value and tangible common equity, pre-tax operating earnings adjusted for (if any) provision (credit) for loan losses, OREO expenses, debt termination expense, impairments of long-lived assets, acquisition, reorganization and integration costs and securities gains and losses.

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedule reconciles the non-GAAP pre-tax operating earnings to GAAP net income before income taxes as of the dates indicated:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2015	2015	2014	2015	2014

	(Dollars in thousands, except per share amounts)
Income before income taxes	$8,925	$8,275	$6,991	$24,845	$18,239
Adjusted for:
Provision (credit) for loan losses	14	113	(3)	104	15
Expenses (gains) related to other real
estate owned, net	(31)	54	147	64	225
Impairment of long-lived assets	-	122	-	122	110
Gain on sale of securities	-	-	(3)	-	(28)
Pre-tax operating earnings	$8,908	$8,564	$7,132	$25,135	$18,561

Weighted basic average common
shares outstanding:	21,076,380	21,070,199	20,966,179	21,061,445	20,954,046
Fully diluted average common
shares outstanding:	21,224,989	21,200,438	21,089,221	21,215,435	21,070,895

Pre-tax operating earnings per common
share–basic:	$0.42	$0.41	$0.34	$1.19	$0.89
Pre-tax operating earnings per common
share–diluted:	$0.42	$0.40	$0.34	$1.18	$0.88

The following non-GAAP schedules reconcile the book value per share to the tangible book value per share and the GAAP equity ratio to the tangible equity ratio as of the dates indicated:

Tangible Book Value per Common Share
	September 30,	December 31,	September 30,
	2015	2014	2014
	(Dollars in thousands, except per share amounts)
Total stockholders' equity	$218,803	$206,939	$205,361
Less: Intangible assets	(5,668)	(7,154)	(7,808)
Tangible common equity	$213,135	$199,785	$197,553

Number of common shares outstanding	21,728,202	21,628,873	21,714,115

Book value per common share	$10.07	$9.57	$9.46
Tangible book value per common share	$9.81	$9.24	$9.10

Tangible Common Equity Ratio
	September 30,	December 31,	September 30,
	2015	2014	2014
	(Dollars in thousands)
Total stockholders' equity	$218,803	$206,939	$205,361
Less: Intangible assets	(5,668)	(7,154)	(7,808)
Tangible common equity	$213,135	$199,785	$197,553

Total assets	$2,285,630	$2,124,778	$2,077,939
Less: Intangible assets	(5,668)	(7,154)	(7,808)
Tangible assets	$2,279,962	$2,117,624	$2,070,131

Equity ratio - GAAP (total stockholders'
equity / total assets)	9.57%	9.74%	9.88%
Tangible common equity ratio (tangible
common equity / tangible assets)	9.35%	9.43%	9.54%

About Guaranty Bancorp

Guaranty Bancorp is a $2.3 billion financial services company that operates as the bank holding company for Guaranty Bank and Trust Company, a premier Colorado community bank. The Bank provides comprehensive financial solutions to consumers and small to medium-sized businesses that value local and personalized service. In addition to loans and depository services, the Bank also offers wealth management solutions, including trust and investment management services. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: failure to maintain adequate levels of capital and liquidity to support the Company’s operations; general economic and business conditions in those areas in which the Company operates, including the impact of global and national economic conditions on our local economy; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; ability to receive regulatory approval for the bank subsidiary to declare dividends to the Company; adequacy of the allowance for loan losses, changes in credit quality and the effect of credit quality on the provision for credit losses and allowance for loan losses; changes in governmental legislation or regulation, including, but not limited to, any increase in FDIC insurance premiums; changes in accounting policies and practices; changes in business strategy or development plans; changes in the securities markets; changes in consumer spending, borrowing and savings habits; the availability of capital from private or government sources; competition for loans and deposits and failure to attract or retain loans and deposits; failure to recognize expected cost savings; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and terms of other credit agreements; changes in oil and natural gas prices; political instability, acts of war or terrorism and natural disasters; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time. When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties. The Company can give no assurance that any goal or plan or expectation set forth in any forward-looking statement can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. The forward-looking statements are made as of the date of this press release, and, except as may otherwise be required by law, the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	September 30,	December 31,	September 30,
	2015	2014	2014
	(In thousands)
Assets
Cash and due from banks	$23,750	$32,441	$46,617

Securities available for sale, at fair value	276,353	346,146	349,993
Securities held to maturity	140,928	88,514	91,042
Bank stocks, at cost	16,018	14,822	15,083
Total investments	433,299	449,482	456,118

Loans held for sale	8	-	-

Loans, held for investment, net of deferred costs and fees	1,726,143	1,541,434	1,482,268
Less allowance for loan losses	(22,890)	(22,490)	(22,350)
Net loans, held for investment	1,703,253	1,518,944	1,459,918

Premises and equipment, net	48,564	45,937	46,492
Other real estate owned and foreclosed assets	1,371	2,175	3,526
Other intangible assets, net	5,668	7,154	7,808
Bank owned life insurance	48,537	42,456	32,135
Other assets	21,180	26,189	25,325
Total assets	$2,285,630	$2,124,778	$2,077,939

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$683,797	$654,051	$617,704
Interest-bearing demand and NOW	405,092	326,748	365,538
Money market	369,023	374,063	357,368
Savings	144,602	138,588	128,931
Time	244,815	191,874	193,057
Total deposits	1,847,329	1,685,324	1,662,598
Securities sold under agreement to repurchase and
federal funds purchased	30,151	33,508	23,674
Federal Home Loan Bank term notes	95,000	20,000	110,000
Federal Home Loan Bank line of credit borrowing	56,300	140,300	40,400
Subordinated debentures	25,774	25,774	25,774
Interest payable and other liabilities	12,273	12,933	10,132
Total liabilities	2,066,827	1,917,839	1,872,578

Stockholders’ equity:
Common stock and additional paid-in capital - common stock	711,610	709,365	708,597
Accumulated deficit	(385,930)	(396,172)	(396,339)
Accumulated other comprehensive loss	(3,421)	(3,127)	(4,052)
Treasury stock	(103,456)	(103,127)	(102,845)
Total stockholders’ equity	218,803	206,939	205,361
Total liabilities and stockholders’ equity	$2,285,630	$2,124,778	$2,077,939

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

	(In thousands, except share and per share data)
Interest income:
Loans, including costs and fees	$17,829	$16,336	$51,749	$46,508
Investment securities:
Taxable	2,064	2,287	6,265	6,995
Tax-exempt	719	691	2,133	2,007
Dividends	249	214	724	622
Federal funds sold and other	2	1	5	4
Total interest income	20,863	19,529	60,876	56,136
Interest expense:
Deposits	866	647	2,284	1,797
Securities sold under agreement to repurchase and
federal funds purchased	11	9	31	27
Borrowings	375	862	832	2,580
Subordinated debentures	205	202	606	599
Total interest expense	1,457	1,720	3,753	5,003
Net interest income	19,406	17,809	57,123	51,133
Provision (credit) for loan losses	14	(3)	104	15
Net interest income, after provision for loan losses	19,392	17,812	57,019	51,118
Noninterest income:
Deposit service and other fees	2,309	2,290	6,682	6,708
Investment management and trust	1,292	1,279	3,964	3,149
Increase in cash surrender value of life insurance	447	291	1,316	877
Gain on sale of securities	-	3	-	28
Gain on sale of SBA loans	232	186	681	351
Other	119	289	275	720
Total noninterest income	4,399	4,338	12,918	11,833
Noninterest expense:
Salaries and employee benefits	8,318	8,135	24,921	24,332
Occupancy expense	1,487	1,583	4,814	4,764
Furniture and equipment	740	693	2,206	2,061
Amortization of intangible assets	495	670	1,486	1,852
Other real estate owned, net	(31)	147	64	225
Insurance and assessments	604	594	1,795	1,779
Professional fees	838	890	2,520	2,593
Impairment of long-lived assets	-	-	122	110
Other general and administrative	2,415	2,447	7,164	6,996
Total noninterest expense	14,866	15,159	45,092	44,712
Income before income taxes	8,925	6,991	24,845	18,239
Income tax expense	2,923	2,320	8,282	5,942
Net income	$6,002	$4,671	$16,563	$12,297

Earnings per common share–basic:	$0.28	$0.22	$0.79	$0.59
Earnings per common share–diluted:	0.28	0.22	0.78	0.58

Dividend declared per common share:	$0.10	$0.05	$0.30	$0.15

Weighted average common shares outstanding-basic:	21,076,380	20,966,179	21,061,445	20,954,046
Weighted average common shares outstanding-diluted:	21,224,989	21,089,221	21,215,435	21,070,895

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Average Balance Sheets

	QTD Average			YTD Average
	September 30,	June 30,	September 30,	September 30,	September 30,
	2015	2015	2014	2015	2014

	(In thousands)
Assets
Interest earning assets
Loans, net of deferred costs and fees	$1,703,218	$1,618,430	$1,463,042	$1,617,724	$1,398,501
Securities	436,643	449,060	462,603	444,778	461,895
Other earning assets	1,946	1,978	1,829	2,085	1,973
Average earning assets	2,141,807	2,069,468	1,927,474	2,064,587	1,862,369
Other assets	126,796	130,255	116,282	128,361	117,013
Total average assets	$2,268,603	$2,199,723	$2,043,756	$2,192,948	$1,979,382

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$637,184	$634,824	$595,041	$639,694	$568,188
Interest-bearing deposits	1,159,829	1,075,022	1,033,094	1,093,813	984,640
Average deposits	1,797,013	1,709,846	1,628,135	1,733,507	1,552,828
Other interest-bearing liabilities	242,330	263,702	201,579	233,066	218,736
Other liabilities	12,518	12,630	10,131	12,885	9,075
Total average liabilities	2,051,861	1,986,178	1,839,845	1,979,458	1,780,639
Average stockholders’ equity	216,742	213,545	203,911	213,490	198,743
Total average liabilities and stockholders’ equity	$2,268,603	$2,199,723	$2,043,756	$2,192,948	$1,979,382